Certified Public Accountants	2266 S. Dobson Road Suite 200	Telephone: (480) 756-6103
	Mesa, Arizona 85202	Facsimile: (480) 775-5199
www.fhhcpas.com

July 29, 2016

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sirs:

We have read Item 4.01 of Interdyne Company (the "Company") Form 8-K dated July 29, 2016, and are in agreement with the statements relating only to Farber Hass Hurley LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

Farber Hass Hurley LLP